UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

HMS Holdings Corp.

(Exact Name of Registrant as Specified in Charter)

New York	0-50194	11-3656261
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

401 Park Avenue South, New York, New York 10016

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (212) 725-7965

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amended Master Teaming and Non Compete Agreement

On July 26, 2011, Health Management Systems, Inc. (“HMS”), a wholly owned subsidiary of HMS Holdings Corp. (the “Registrant”), entered into (i) an agreement (the “Amended Teaming Agreement”) that amends and supplements the Master Teaming and Non Compete Agreements with Public Consulting Group, Inc. (“PCG”), dated September 13, 2006 and (ii) a Supplementary Medicaid RAC Contract Teaming and Confidentiality Agreement (the “Supplemental RAC Agreement”) with PCG.

William S. Mosakowski, a member of the Registrant’s Board of Directors, is the founder, President and Chief Executive Officer of PCG.

Under the terms of the Amended Teaming Agreement HMS and PCG (i) are each obligated to make the other its exclusive subcontractor for certain services defined therein, (ii) have agreed to work together to prepare and submit bids on certain projects and (iii) have each agreed to use commercially reasonable efforts to identify and promote cross-selling opportunities for the other.  In addition, they have each agreed to a non-compete provision with respect to specific services (excluding ongoing or pre-established projects or contracts) designated in the Amended Teaming Agreement as exclusive to the other in certain identified markets.

Under the terms of the Supplemental RAC Agreement, the parties have agreed to use their best efforts to work in partnership to secure Medicaid Recovery Audit Contractor (RAC) services contracts and to involve the other party in the scope of work under any future RAC contract won by the first company as a prime contractor.  In addition, HMS has agreed to take certain measures to promote or facilitate the potential inclusion of PCG in RAC work under contracts already secured by HMS.

The foregoing description of the Amendment and the Supplemental RAC Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which will be filed with the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2011

HMS HOLDINGS CORP.

By:	/s/ Walter D. Hosp
Walter D. Hosp
Chief Financial Officer